EXHIBIT 10.9

February 28, 2025

Mr. Kurt Schoen

By email

Dear Kurt:

In connection with the spin-off (the “Spin-Off”) of Resolute Holdings Management, Inc. (“Resolute Holdings”) to shareholders of CompoSecure, Inc. (“CompoSecure”), I am pleased to confirm our offer to you to become the Chief Financial Officer of Resolute Holdings and assume the roles and positions described below. Following the Spin-Off, your employment will transfer to Resolute Holdings, while you continue to provide services to CompoSecure.

The effective date of your employment with Resolute Holdings will be the effective date of the Spin-Off (the “Effective Date”), subject to the terms and conditions of this amended and restated letter agreement (this “letter”). “Company”, as used in this letter, refers to Resolute Holdings.

ROLES, DUTIES & RESPONSIBILITIES

You will have duties, responsibilities and obligations customarily assigned to similarly situated employees at comparable businesses, as reasonably determined by the Executive Chairman of Resolute Holdings.

During the Term (as defined in Exhibit A), your principal office will be based in New York.

You will continue to be entitled to the following compensation and benefits package, as approved by the Compensation Committee of the board of directors of Resolute Holdings (the “Resolute Board”).

COMPENSATION

Base Salary. As of the Effective Date, your annual base salary will be $500,000, which will be paid by Resolute Holdings.

Annual Bonus. You will be eligible, in the discretion of the Resolute Board, to receive an annual performance-based bonus with a target of 100% of base salary, which will be paid by Resolute Holdings; eligibility for the annual performance-based bonus started when you initially commenced employment with CompoSecure.

Annual Equity Awards. The equity grant in the form of restricted stock units of CompoSecure (the “Sign-On RSUs”) that you received in connection with your offer of employment with CompoSecure will continue to vest under the terms of the CompoSecure, Inc. 2021 Incentive Equity Plan (as amended) and the applicable restricted stock unit award agreement in connection with your consultant and advisor services to CompoSecure, Inc. and shall be adjusted as further described in the Separation and Distribution Agreement by and between CompoSecure and Resolute Holdings. The vesting of the Sign-On RSUs will accelerate upon a termination due to death or disability. You will remain eligible for annual grants of restricted stock units or other equity incentive awards as determined by Resolute Holdings.

OTHER EMPLOYEE BENEFITS

You will also be entitled to the following Employee Benefits:

□	Benefits: You will be eligible to participate in substantially the same plans and programs made available by CompoSecure prior to the Spin-Off, and Resolute Holdings following the Spin-Off, to its employees generally from time to time in accordance with their terms.

□	Vacation: You will be entitled to four weeks of paid vacation per calendar year.

□	Severance: Upon a termination by the Employer without Cause, you will be entitled to 3 months’ base salary, payable in a lump sum as soon as practicable following termination of your employment, subject to your execution and non-revocation of a release of claims in favor of the Employer in a form provided by the Employer and your compliance with the restrictive covenants contained in this letter (including the restrictive covenants attached hereto as Exhibit B).

□	Expenses: You will be reimbursed for your validly incurred reasonable business expenses upon the proper completion and timely submission of requisite forms and receipts to the Company in accordance with the Company’s business expense reimbursement policy.

CONFIDENTIALITY & INTELLECTUAL PROPERTY

Disclosure of Confidential Information. You agree that you will, and will direct your attorneys, accountants, auditors, trustees, consultants, trustees, affiliates, advisors and family members (collectively, “Representatives”), as applicable, who have access to Confidential Information (as defined in Exhibit A hereto) to keep strictly confidential and not disclose any Confidential Information without the express consent of the Company, unless one or more of the following circumstances applies, in which case, you will, and will direct your Representatives to, disclose only the amount of Confidential Information required to be disclosed in order to satisfy such circumstance(s):

(i)	such disclosure will be required by applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any bank or insurance regulatory authority having jurisdiction over such party;
(ii)	such disclosure is requested by a governmental authority;
(iii)	such disclosure is reasonably required in connection with any tax audit involving the Company or any of its affiliates; or
(iv)	such disclosure is reasonably required in connection with any litigation against or involving the Company or any of its affiliates.

You acknowledge and agree that Confidential Information may be used by you and your Representatives only in connection with matters of the Company.

Notwithstanding anything to the contrary herein, nothing in this letter will prohibit you from (i) making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, and (iii) disclosing any trade secret (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; nothing herein will require notification to, or prior approval by, the Company of any reporting described in the preceding clauses (i), (ii) and (iii).

Works. You acknowledge that your work on and contributions to documents, programs, methodologies, protocols and other expressions in any tangible medium (including, without limitation, all business ideas and methods, inventions, innovations, developments, procedures or processes, market research, databases and other works of authorship) which have been or will be prepared by you, or to which you have contributed or will contribute, in connection with your services to the Company (collectively, “Works”), are and will be within the scope of your employment and part of your duties and responsibilities. You agree that you hereby assign, grant and deliver exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works.

RESTRICTIVE COVENANTS

You acknowledge and agree that you will be subject to the restrictive covenants attached hereto as Exhibit B.

ADDITIONAL PROVISIONS

Section 409A. The intent of the parties is that the payments and benefits under this letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this letter will be interpreted to be in compliance therewith. You agree that you will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this letter (including any taxes, interest and penalties under Section 409A), and the Company will not have an obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

Section 280G. If a change in control of the Company occurs and any payment or benefit made under this letter or any other agreements providing you rights to compensation or equity would constitute a “parachute payment” within the meaning of Section 280G of the Code, each payment or benefit will be reduced to the maximum amount that does not trigger the excise tax under Section 4999 of the Code unless you would be better off (on an after-tax basis) receiving all payments and benefits and paying all excise and income taxes.

Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this letter such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

Cooperation. You agree that upon termination of employment for any reason, you will reasonably cooperate in assuring an orderly transition of all matters being handled by you and will assist in any litigation proceedings if reasonably requested by the Company.

Representations. In accepting this letter, you represent as follows: (i) you are not subject to any employment agreement or non-compete obligation that would preclude the Company from employing or engaging you in your position; (ii) you will not disclose to the Company or otherwise use any trade secrets or proprietary information from your prior places of employment, other than those trade secrets transferred from CompoSecure to Resolute Holdings in connection with the Spin-Off; and (iii) you will not refer to or otherwise solicit for employment at the Company any former coworkers or others in contravention of any non-solicitation obligations still in effect.

Counterparts. This letter may be executed in any number of counterparts, each of which will be deemed an original as against any party whose signature appears thereon, and all of which together will constitute one and the same instrument.

Modification. This letter may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this letter, which agreement is executed by both of the parties hereto.

Governing Law. This letter will be governed by and construed in accordance with the laws of the United States and the State of Delaware applicable to contracts made and to be performed wholly therein, and without regard to the conflicts of laws principles that would result in the application of the laws of another jurisdiction.

Entire Agreement. This letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with the Company or any of its affiliates, and contains the entire agreement between you and the Company regarding your employment with the Company.

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ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it to via Adobe.

RESOLUTE HOLDINGS MANAGEMENT, INC.

/s/ Thomas R. Knott
Thomas R. Knott
Chief Executive Officer

COMPOSECURE, L.L.C.

/s/ Jonathan Wilk
Jonathan Wilk
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Kurt Schoen
Kurt Schoen

February 28, 2025
Date

Signature Page to Offer Letter

EXHIBIT A

DEFINITIONS

“Cause” will mean:

(i)	your breach of any employment or service contract with the Company (including this letter);
(ii)	your engagement in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty;
(iii)	disclosure of trade secrets or confidential information of the Company to any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever not entitled to receive such information;
(iv)	your breach of any written non-competition, non-solicitation, invention assignment or confidentiality agreement between you and the Company; or
(v)	your engagement in such other behavior that is detrimental to the interests of the Company as determined by the Company.

“Confidential Information” will mean all non-public information concerning the Company, its subsidiaries and affiliates and their respective investment advisors and/or consultants, or any past and present officers, directors, partners, members, shareholders, employees, business partners, attorneys, representatives, agents, predecessors, successors and assigns of the foregoing, in each case, in whatever form such information is received, which includes, without limiting the generality of the foregoing, information that is stored in documents, text, text messages, pictures, videos or voice recordings. Confidential Information includes, but is not limited to, the following:

(i)	performance of the businesses managed by the Company and its subsidiaries and/or affiliates, the strategies or techniques utilized by the foregoing, and the substance of any conversations concerning the analysis undertaken, actions taken or opinions expressed by personnel of the foregoing;
(ii)	compensation of personnel of the Company and its subsidiaries and/or affiliates and financial information with respect to any of the foregoing;
(iii)	proprietary technology, uses and techniques utilized within the Company and its subsidiaries and/or affiliates, including source code, related algorithms, the form and format of output and their use and application within the Company and its subsidiaries and/or affiliates;
(iv)	training materials developed by and/or provided to the Company and its subsidiaries and/or affiliates;
(v)	the financial performance of the Company and its subsidiaries and/or affiliates, including their respective revenues, expenses and earnings (to the extent not publicly disclosed);
(vi)	any “trade secret” (as defined by applicable state law), and
(vii)	any other information that you acquire as a result of your employment and that you have a reasonable basis to believe the Company would not want disclosed to a competitor, the general public or any person that is not an employee of the Company or its subsidiaries and/or affiliates.

Confidential Information will not include information that (x) is already available through publicly available sources of information (other than as a result of disclosure by you in violation of this letter); (y) was available to you on a non-confidential basis prior to its disclosure; or (z) becomes available to you on a non-confidential basis from a third-party.

“Term” will mean the period starting on the Effective Date and ending upon termination of your employment by you or by Resolute Holdings for any reason.

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EXHIBIT B

RESTRICTIVE COVENANTS

1.          Non-Competition. You hereby acknowledge and agree that you will not, at any time from the date hereof until the date that is twenty-four (24) months after the date on which you cease to be an employee or service provider of the Company (the “Non-Compete Period”), without the prior express written permission of the Company, directly or indirectly (either alone or jointly with or on behalf of any third party and whether on such entity’s own account or as a principal, partner, member, shareholder, director, employee, consultant, agent or independent contractor for another person): (i) engage in any manner in any business, venture or activity that competes, directly or indirectly, with any business of the Company, any of its affiliates or any of its affiliated investments (a “Competing Business”), either in the United States or in any other place in the world; (ii) render any material services unrelated to investments or investment management to a Competing Business if such services would be materially injurious to the financial condition or business reputation of the Company or its affiliates; or (iii) acquire a financial interest in any Competing Business; provided, however, that nothing in this Section 1 will prevent you from acquiring, solely as a passive investment and through market purchases, less than 2% of the outstanding equity securities of any corporation that is registered under Section 12(b) of Section 12(g) of the Securities Exchange Act of 1934, as amended, or other entity that is registered under similar applicable law in any non-U.S. jurisdiction and that is publicly traded so long as you are not part of any control group of such corporation. So that the Company may enjoy the full benefit of the covenants contained in this Exhibit B, you further agree that the Non-Compete Period will be tolled, and will not run, during the period of any breach by you of any of the covenants contained in this Exhibit B.

2.          Non-Solicitation. You hereby acknowledge and agree that you will not, during the Non-Compete Period, directly or indirectly, through any third-party (including through a fund, partnership, company or similar entity), without the prior express written permission of the Company: (i) hire, solicit, recruit or induce (or attempt to hire, solicit, recruit or induce) any person (A) while he or she is an employee, partner or member of the Company and/or any of its affiliates or (B) who was an employee, partner or member of the Company and/or any of its affiliates at any time during the twelve (12) months prior to the date of termination of your employment; or (ii) encourage any such person described in this Section 2 to terminate their employment, partnership or membership with the Company and/or any of its affiliates; provided, however, that nothing in this Section 2 will prohibit you from making a general, public solicitation for employment (including via social media), or using an employee recruiting or search firm to conduct a search that does not specifically target employees or other service providers to the Company and/or its affiliates (but you will be prohibited from hiring or employing any such employee who responds to such solicitation or recruiting).

3.          Non-Disparagement. You hereby acknowledge and agree that you will not directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the Company or any directors, officers or employees of the Company; provided, that you may (i) confer in confidence with your legal representatives, (ii) make truthful responses to legal process or governmental inquiry and truthful statements required to correct any inaccurate or misleading statement made by others regarding you or your employment with or other service to the Company, (iii) make normal commercial competitive-type statements in a competitive business situation not based on your employment with the Company (to the extent such business situation does not otherwise violate the terms of Sections 1 (Non-Competition) or 2 (Non-Solicitation)) and (iv) make statements in the good faith performance of your duties to the Company; provided, further, that if you violate this Section 3 and such violation does not harm the Company’s business or reputation, such violation alone will not be a breach of this Section 3.

4.          Investment Opportunities. You hereby acknowledge and agree that if an investment opportunity is presented to you and you believe in good faith such investment opportunity may be appropriate for the Company and/or its affiliates, then you will first offer such investment opportunity to the Company and/or its affiliates, and not pursue such investment opportunity unless the Company affirmatively declines to pursue such investment opportunity. You further acknowledge and agree that if you cease to be an employee of the Company for any reason, you will not pursue any such transaction or investment opportunity or any other transaction that you became aware of or that was otherwise discussed while you were employed or engaged by or otherwise affiliated with the Company and/or any of its affiliates.

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5.          Severability. The covenants in this Exhibit B are severable and separate, and the unenforceability of any specific covenant will not affect the provisions of any other covenant. If any provision of this Exhibit B relating to the time period, scope, or geographic area of the restrictive covenants will be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Exhibit B will automatically be considered to have been amended and revised to reflect such determination.

6.          Independent Covenants. All of the covenants in this Exhibit B will be construed as an agreement independent of any other provisions of this Exhibit B or of the letter to which it is attached, and the existence of any claim or cause of action that you may have against the Company or any of its affiliates, whether predicated on this Exhibit B or otherwise, will not constitute a defense to the enforcement by the Company of such covenants.

7.          Reasonableness. By executing the letter to which this Exhibit B is attached, you acknowledge that you have carefully read and considered the provisions of this Exhibit B and, having done so, agree that these restrictive covenants impose a fair and reasonable restraint on you and are reasonably required to protect the Confidential Information, business and/or goodwill of the Company, its affiliates and their respective officers, directors, employees, and equityholders.

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